Exhibit 8

LIST OF SUBSIDIARIES

NAME OF SUBSIDIARY	PERCENT OWNED DIRECTLY OR INDIRECTLY BY REGISTRANT

Active

NUR America, Inc.	100%
NUR Asia Pacific Ltd.	100%
NUR DO Brazil Ltda.	100%
NUR Europe S.A.	100%
NUR Japan Ltd.	100%